UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 7, 2006

Date of Report (Date of earliest event reported)
Molex Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-7491	36-2369491

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2222 Wellington Court, Lisle, Illinois           60532
(Address of principal executive offices)       (Zip Code)
(630) 969-4550

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
     On June 30, 2006, Molex Incorporated (“Molex”) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Molex, MLX Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Molex (“Purchaser”), and Woodhead Industries, Inc., a Delaware corporation (“Woodhead”). Pursuant to the Merger Agreement, Purchaser commenced a cash tender offer to acquire all of Woodhead’s common stock, par value $1.00 per share (the “Shares”), at a price of $19.25 per share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 10, 2006, as amended, and the related Letter of Transmittal, which were filed as exhibits to the Schedule TO (as amended or supplemented from time to time) filed by the Company and Purchaser with the Securities and Exchange Commission on July 10, 2006 (the “Offer”).
     The Offer expired at 12:00 Midnight, New York City time, on August 4, 2006. Based upon information provided by Computershare Trust Company, N.A., the depositary for the Offer, 11,713,124 Shares were validly tendered and not withdrawn, including 185,006 Shares tendered by notice of guaranteed delivery, which represents approximately 93.7% of all issued and outstanding Shares. On August 7, 2006, Purchaser accepted for payment in accordance with the terms of the Offer all Shares validly tendered and not withdrawn prior to the expiration of the Offer. Attached hereto as Exhibit 99.1 is a copy of a press release issued by Molex on August 7, 2006, which press release is incorporated herein by reference.
     On August 9, 2006, Purchaser merged with and into Woodhead and Woodhead became a wholly-owned subsidiary of the Company. The Merger was implemented on an expedited basis pursuant to the short-form merger procedure available under Delaware law. On that date, the Shares ceased to be traded on the Nasdaq Global Select Market. Attached hereto as Exhibit 99.2 is a copy of a press release issued by Molex on August 10, 2006, which press release is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (e) Exhibits. The following exhibits are being furnished as part of this Form 8-K:

Exhibit Number	Description

99.1	Press Release dated August 7, 2006

99.2	Press Release dated August 10, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLEX INCORPORATED
Date: August 10, 2006	By:	/s/ Ana Rodriguez
Ana Rodriguez
Secretary and Associate General Counsel